Exhibit 10.1

RECEIVABLES FINANCING AGREEMENT
dated as of March 2, 2007
among
PALISADES ACQUISITION XVI, LLC,
as Borrower,
PALISADES COLLECTION, L.L.C.,
as Servicer,
FAIRWAY FINANCE COMPANY, LLC,
as Lender,
BMO CAPITAL MARKETS CORP.,
as Administrator and Collateral Agent,
and
BANK OF MONTREAL,
as Liquidity Agent

i

Exhibit A	Form of Borrowing Request (Section 2.2)
Exhibit B	Form of Lender Note (Section 2.6)
Exhibit C	Form of Periodic Report (Section 9.1.8(c))
Exhibit D	List of Receivables
Exhibit E	List of Sellers

Schedule 8.1.17	Perfection Representations, Warranties and Covenants

RECEIVABLES FINANCING AGREEMENT
     THIS RECEIVABLES FINANCING AGREEMENT is made and entered into as of March 2, 2007, among PALISADES ACQUISITION XVI, LLC, a Delaware limited liability company (“Borrower”), PALISADES COLLECTION, L.L.C., a Delaware limited liability company, as the initial servicer of the Receivables (in such capacity, the “Servicer”), FAIRWAY FINANCE COMPANY, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Lender”), BMO CAPITAL MARKETS CORP. (“BMO CM”), as administrative agent for Lender (in such capacity, the “Administrator”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and BANK OF MONTREAL (“BMO”), as liquidity agent for the Liquidity Providers (in such capacity, the “Liquidity Agent”).
BACKGROUND
     1. Borrower desires that Lender extend financing to Borrower, on the terms and conditions set forth herein.
     2. Lender is willing to provide such financing on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
1.
DEFINITIONS
     a) Defined Terms. As used in this Agreement, the following terms have the following meanings:
     “Accepted Servicing Practices” means those accepted, customary and prudent servicing practices in the industry for the same type of assets as the Receivables and designed in a manner to maximize the value of the Receivables, as amended from time to time in accordance with Section 11.2(a).
     “Administrator” has the meaning set forth in the Preamble.
     “Adverse Claim” means a lien, security interest, pledge, charge or encumbrance, or similar right or claim of any Person (other than the Collateral Agent), other than attorney’s liens on any portion of the Collateral to the extent such attorney’s liens do not, in the aggregate, exceed $100,000.
     “Affected Party” means each of Lender, each Liquidity Provider, Administrator, Liquidity Agent and Collateral Agent and any assignee or participant thereof.
     “Affiliate” of any Person means any other Person that (i) directly or indirectly controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan) or (ii) is an officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners, or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. The word “Affiliated” has a correlative meaning.
     “Aggregate Collection Rate” means, as of the last day of any Collection Period, the quotient (expressed as a percentage) of (i) the cumulative Collections for all Pools (net of the corresponding Servicing Fees) received from the Cutoff Date through such date, divided by (ii) the cumulative Expected Collections for all Pools from the Cutoff Date through such date.
     “Agreement” shall mean this Receivables Financing Agreement, as it may be amended, supplemented or otherwise modified from time to time.

     “Alternate Reference Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of:
     (a) the rate of interest most recently announced by BMO at its principal office in Chicago, Illinois as its prime rate (it being understood that at any one time there shall exist only one such prime rate so announced), which rate is not necessarily intended to be the lowest rate of interest determined by BMO in connection with extensions of credit; or
     (b) the Federal Funds Rate most recently determined by BMO plus 0.50% per annum.
     “Applicable Percentage” means, for any Pool, the lesser of (i) 72% and (ii) the Collection Rate for such Pool minus 18%.
     “Asta” means Asta Funding, Inc., a Delaware corporation.
     “Bank Rate” for any Interest Period means an interest rate per annum equal to the sum of (i) 1.65% per annum, and (ii) the Eurodollar Rate (Reserve Adjusted) for such Interest Period; provided, however, that if (x) it shall become unlawful for any Liquidity Provider to obtain funds in the London interbank eurodollar market in order to make, fund or maintain any Loan hereunder, or if such funds shall not be reasonably available to Administrator or any Liquidity Provider, or (y) there shall not be time prior to the commencement of an applicable Interest Period to determine a Eurodollar Rate in accordance with its terms or the “Bank Rate” shall apply other than at the first day of the Interest Period, then the “Bank Rate” shall be equal to the weighted average of the Alternate Reference Rates in effect for each day during the remainder of such Interest Period.
     “Bankrupt Receivable” means a Receivable representing a right to receive payments from an Obligor that is in chapter 7 or 13 bankruptcy proceedings.
     “Bankruptcy Code” means the Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.
     “BMO” has the meaning set forth in the Preamble.
     “BMO CM” has the meaning set forth in the Preamble.
     “Borrower” has the meaning set forth in the Preamble.
     “Borrowing Base” means, as of any date of determination, an amount equal to the sum of the Applicable Percentages of the Discounted Balances for all Pools.
     “Borrowing Base Deficit” means at any time, an amount equal to the excess, if any, of (x) the aggregate outstanding principal balance of all Loans over (y) the Borrowing Base.
     “Borrowing Request” has the meaning set forth in Section 2.2.
     “Business Day” shall mean any day on which (a) commercial banks in Chicago, Illinois, New Jersey or New York City are not authorized or required to be closed, and (b) in the case of a Business Day which relates to a Eurodollar Loan, dealings are carried on in the interbank eurodollar market.
     “Change in Control” means (i) with respect to Borrower, that the Originator shall fail to own directly free and clear of any Adverse Claim, 100% of the membership interests in Borrower on a fully diluted basis, (ii) with respect to the Originator or the Servicer, that Asta shall fail to own directly or through one or more wholly owned subsidiaries free and clear of any Adverse Claim (other than the pledge of the membership interest of the Originator and the Servicer to the lenders or agent under the security agreements and pledge agreements executed in connection with the IDB Loan Agreement), 100% of the membership interests of the Originator or the Servicer on a fully diluted basis and (iii) with respect to Asta, the acquisition by any Person or group of Persons (within the meaning of

Section 13 or 14 of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of outstanding voting stock of Asta on a fully diluted basis.
     “Collateral” has the meaning set forth in the Security Agreement.
     “Collateral Agent” has the meaning set forth in the Preamble.
     “Collection Account” means that certain bank account numbered 379-573-9 maintained with the Collection Account Bank, which is identified as the “Palisades Acquisition XVI, LLC Collection Account”.
     “Collection Account Agreement” means a letter agreement regarding the Collection Account, dated as of March 2, 2007, among Borrower, Servicer, BMO CM and the Collection Account Bank, as amended, supplemented or otherwise modified from time to time.
     “Collection Account Bank” means Harris N.A. or any replacement therefor pursuant to Section 9.2.7.
     “Collection Period” means with respect to a Distribution Date, the period from and including the first day of the month preceding the month in which such Distribution Date occurs to and including the last day of the month preceding the month of such Distribution Date. Each Collection Period shall consist of a calendar month.
     “Collection Rate” means, for any Pool as of the last day of any Collection Period, the quotient (expressed as a percentage) of (i) the cumulative Collections for such Pool (net of the corresponding Servicing Fees) received from the Cutoff Date through such date, divided by (ii) the Expected Pool Collections for such Pool from the Cutoff Date through such date.
     “Collections” means, with respect to any Receivable, all funds (net of any Liquidation Expenses which the Servicer is entitled to retain under Section 3.02 of the Servicing Agreement) (a) received by the Servicer or Borrower from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, principal, finance charges, interest and all other amounts and charges) in respect of such Receivable from and after the Cutoff Date, (b) applied to such amounts owed by such Obligors (including, without limitation, through the liquidation of Collateral or insurance payments or proceeds on account of any casualty loss with respect to any collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), (c) any amounts received by the Servicer or Borrower from the sale of the Receivables from and after the Cutoff Date or (d) received from the Servicer or the Originator in respect of Receivables from and after the Cutoff Date purchased or repurchased from Borrower pursuant to the Servicing Agreement or the Sale Agreement.
     “Commercial Paper Notes” means short-term promissory notes issued or to be issued by Lender.
     “Commercial Paper Rate” for any Interest Period for any Loan (or portion thereof) means, to the extent the Lender funds such Loan (or portion thereof) for such Interest Period by issuing Commercial Paper Notes, a rate per annum equal to the sum of (i) the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper Notes of the Lender having a term equal to such Interest Period and to be issued to fund such Loan (or portion thereof) may be sold by any placement agent or commercial paper dealer selected by the Administrator on behalf of the Lender, as agreed between each such agent or dealer and the Administrator; provided, that if the rate (or rates) as agreed between any such agent or dealer and the Administrator with regard to any Interest Period for such Loan (or portion thereof) is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum.
     “Commitment Fee” has the meaning set forth in the Fee Letter.
     “Commitment Fee Rate” has the meaning set forth in the Fee Letter.

     “Commitment Termination Date” shall mean the Scheduled Commitment Termination Date.
     “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the outstanding principal amount (or maximum outstanding principal amount, if larger) of the debt, obligation or other liability guaranteed thereby and (ii) the stated amount of the guaranty or other undertaking reduced by any payments made thereunder.
     “CP Funded Loan” has the meaning set forth in Section 3.1(a).
     “CP Tranche Maturity Date” means, with respect to any CP Tranche Period, the last day of such CP Tranche Period.
     “CP Tranche Period” means, with respect to any CP Funded Loan (or portion thereof), a period of days beginning on the date the Commercial Paper Notes are issued to fund or maintain such CP Funded Loans and ending on, but excluding, a Business Day selected by the Administrator in accordance with Section 2.7 on which such Commercial Paper Notes mature.
     “Cutoff Date” means, with respect to each Receivable included on the original List of Receivables attached hereto as Exhibit F-1, 8:00 p.m. (New York City time) on February 2, 2007.
     “Deemed Transfer Date” means, with respect to each Receivable included on the original List of Receivables attached hereto as Exhibit F-1, March 5, 2007.
     “Default Interest” means interest payable on any amount to the extent and only to the extent it exceeds the interest that would have been payable on such amount had such interest accrued at the Bank Rate and/or the Commercial Paper Rate, whichever is applicable under Sections 3.1(a) and (b).
     “Discount Rate” means, on any date, the sum of: (i) the weighted average interest rate in effect on such date pursuant to Section 3.1; and (ii) 5.65%.
     “Discounted Balance” means, with respect to any Pool, on any date of determination, the present value of all Expected Pool Collections to be received on such Pool within three years of the applicable Transfer Date, discounted at the Discount Rate; provided, however, that, for purposes of such calculation, the Discounted Balance of any Receivable purchased or repurchased by the Servicer or the Originator pursuant to the Servicing Agreement or the Sale Agreement shall be deemed to be zero as of the last day of Collection Period during which such purchase occurs.
     “Distribution Date” means the 10th day (or, if such day is not a Business Day, the next day) of each month (beginning April 10, 2007) or, if the repayment of the Loans has been accelerated pursuant to Section 10.2, each Business Day.
     “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
     “Eligible Receivable” means at any time a Receivable:
     (i) that, other than with respect to judgments, constitutes an “account” or “general intangible” as defined in the Uniform Commercial Code as in effect in all applicable jurisdictions;
     (ii) the Obligor of which (x) on the applicable Transfer Date (a) is a United States resident, (b) is not an Affiliate of Borrower and (c) is not a government or a governmental subdivision or agency and (d) is not deceased and (y) other than with respect to a Bankrupt Receivable, is not currently subject to an Event of Bankruptcy (determined without regard to the 30-day grace period);
     (iii) with regard to which the warranty of Borrower in Section 8.1.8 is true and correct;
     (iv) that is denominated and payable only in Dollars;
     (v) that on the applicable Transfer Date is duly authorized, in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any offset, counterclaim or defense whatsoever (except, if such Obligor has not suffered an Event of Bankruptcy (determined without regard to the 30-day grace period) the discharge in bankruptcy of such Obligor);
     (vi) that does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no Person is in violation of any such law, rule or regulation in any material respect;
     (vii) that was acquired by the Originator from a Seller in a “true sale” and in compliance with, and satisfies all applicable requirements of, the Accepted Servicing Practices;
     (viii) that on the applicable Transfer Date constitutes a Receivable which, together with the other Receivables in its Pool, has sufficient Expected Pool Collections within three years to cover the aggregate Discounted Balances of such Receivables;
     (ix) which is free and clear of all Adverse Claims;
     (x) the assignment of which by the Originator to Borrower does not contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and the sale or assignment of which does not require the consent of the Obligor thereof, any court or other governmental entity or agency or any other Person;
     (xi) with respect to which no Person is obligated to advance any additional funds; and
     (xii) with respect to which no litigation, proceeding or governmental investigation is pending, or any order, decree or injunction is outstanding (other than bankruptcy proceedings, the order confirming payment of a Receivable or litigation instituted by the applicable Seller or the Servicer in accordance with Accepted Servicing Practices for enforcing payment of such Receivable);
provided, however, that up to 10% of any Pool (determined based on the Discounted Balance) may be considered Eligible Receivables even though such Receivables fail to satisfy clause (i), (ii), (iv), (v), (ix) or (xii), so long as such Receivables satisfy all of the other requirements of this definition.
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurodollar Loan” shall mean any Loan (or portion thereof) that bears interest at the Eurodollar Rate (Reserve Adjusted).
     “Eurodollar Rate (Reserve Adjusted)” means, for any Interest Period for the related Loan (or portion thereof), the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by Administrator as follows:
     Eurodollar Rate =           LIBO

(Reserve Adjusted) 1.00 - Eurodollar Reserve Percentage
Where,
     “Eurodollar Reserve Percentage” means, for any day for any Interest Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”); and
     “LIBO” means the rate of interest per annum determined by the Liquidity Agent to be the arithmetic mean (rounded upward to the nearest 1/16th of 1%) the rate of interest at which dollar deposits in the approximate amount of the Loan (or portion thereof) associated with the relevant Interest Period would be offered to major banks in the London interbank market at its request at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of the relevant Interest Period.
     The Eurodollar Rate (Reserve Adjusted) shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:
     (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 30 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
     (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors, managers or general partner shall vote to implement any of the foregoing.
     “Expected Collections” means, for any date, the aggregate amount of the Expected Pool Collections for all Pools.
     “Expected Pool Collections” means, as of any date of determination and for any Pool, the amount of collections expected to be received on such Pool through such date (net of the corresponding expected Servicing Fees) in accordance with the “cumulative collection curve” provided to the Administrator with respect to such Pool pursuant to Section 7.2.3 (or any reduced, but not increased, “cumulative collection curve” (prepared in the event of an accounting impairment taken with respect to such Pool) required to be subsequently provided to the Administrator).
     “Facility Limit” has the meaning set forth in Section 2.1.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to:

     (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
     (ii) if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by BMO from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” has the meaning set forth in Section 3.3.
     “Fees” means all fees and other amounts payable by Borrower to Administrator or Lender pursuant to the Fee Letter.
     “Financial Officer” has the meaning set forth in Section 9.1.8(a).
     “Fiscal Quarter” means any quarter in a Fiscal Year.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on September 30.
     “GAAP” means generally accepted United States accounting principles.
     “IDB Loan Agreement” means the Fourth Amended and Restated Loan Agreement, executed and entered into as of July 11, 2006, by and among Asta Funding Acquisition I, LLC, Asta Funding Acquisition II, LLC, Palisades Collection, L.L.C., Palisades Acquisition I, LLC, Palisades Acquisition II, LLC, Palisades Acquisition IV, LLC, Palisades Acquisition V, LLC, Palisades Acquisition VI, LLC, Palisades Acquisition VII, LLC, Palisades Acquisition VIII, LLC, Palisades Acquisition IX, LLC, Palisades Acquisition X, LLC, Cliffs Portfolio Acquisition I, LLC, Sylvan Acquisition I, LLC, Option Card, LLC, Asta Funding, Inc., Computer Finance, LLC, Sylvan Acquisition I, LLC, Option Card, LLC, Asta Funding, Inc., Computer Finance, LLC, Astafunding.Com, LLC, Asta Commercial, LLC, Vativ Recovery Solutions, LLC, Israel Discount Bank of New York, as administrative agent, collateral agent and co-lead arranger, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services, Inc., as co-administrative agent and co-lead arranger, and the lenders signatory thereto from time to time, as amended by that First Amendment thereto, executed and entered into as of February 16, 2007 and that Second Amendment thereto, executed and entered into as of March 2, 2007, and as may be further amended, restated or otherwise modified.
     “Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (d) all other items that, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined; (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all net obligations of such Person in respect of interest rate swap, cap, collar, swaption, option or similar agreements; (g) any obligations of a special purpose entity in connection with a sale or other transfer of financial assets by such Person in connection with a securitization transaction (regardless of whether or not treated as debt under GAAP); and (h) all Contingent Liabilities of such Person in respect of any of the foregoing.
     “Indemnified Amounts” has the meaning set forth in Section 14.1.
     “Indemnified Party” has the meaning set forth in Section 14.1.

     “Interest Period” means, with respect to each Loan (or portion thereof):
     initially the period commencing on the date of the initial funding of such Loan (or portion thereof) and ending such number of days as the Administrator shall select, up to 90 days after such date; and
     (1) thereafter each period commencing on the last day of the immediately preceding Interest Period for such Loan (or portion thereof) and ending such number of days (not to exceed 90 days) as the Administrator in accordance with Section 2.7, if applicable, shall select; provided, that
     (a) any Interest Period in respect of which interest on such Loan (or portion thereof) is computed by reference to the Bank Rate shall be a period from one to and including 90 days;
     (b) any Interest Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day;
     (c) in the case of any Interest Period of one day, (A) if such Interest Period is the initial Interest Period for a Loan (or portion thereof), such Interest Period shall be the day of such Loan (or portion thereof) is funded; (B) any subsequently occurring Interest Period which is one day shall, if the immediately preceding Interest Period is more than one day, be the last day of such immediately preceding Interest Period, and, if the immediately preceding Interest Period is one day, be the day next following such immediately preceding Interest Period; and (C) if such Interest Period occurs on a day immediately preceding a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; and
     (d) in the case of any Interest Period for any Loan (or portion thereof) of which commences before the Commitment Termination Date and would otherwise end on a date occurring after the Commitment Termination Date, such Interest Period shall end on such Commitment Termination Date and the duration of each Interest Period which commences on or after the Commitment Termination Date shall be of such duration as shall be selected by the Administrator (including a period of one day).
     “Lender” has the meaning set forth in the Preamble.
     “Lender Note” is defined in Section 2.6.
     “Lender’s Commitment” is defined in Section 2.1.
     “Liquidation Expenses” has the meaning set forth in the Servicing Agreement.
     “Liquidity Agent” has the meaning set forth in the Preamble.
     “Liquidity Agreement” means the Liquidity Asset Purchase Agreement as defined in the Purchase Commitment Agreement, dated as of March 2, 2007, among Lender, the Liquidity Providers, the Liquidity Agent and Collateral Agent, as amended, supplemented or otherwise modified from time to time.
     “Liquidity Provider” means and includes the financial institutions as are, or may become, parties to the Liquidity Agreement, as lenders thereunder.
     “List of Receivables” means each of the list of Receivables attached as Exhibit D hereto (such list shall include the Transfer Date for each Receivable and may be provided in electronic form), as the same may be amended, supplemented or replaced from time to time with the consent of the Administrator.
     “Loan” means any amount disbursed as principal by Lender to Borrower under this Agreement.
     “Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on: (a) the business, assets, financial condition or operations of Borrower or the Servicer; (b) the ability of any of the

Servicer, the Originator, Borrower or Asta to perform its obligations under any Transaction Document; (c) the validity, enforceability or collectibility of this Agreement or the other Transaction Documents; (d) the status, existence, perfection or priority of (i) the Borrower’s ownership interest, or the Collateral Agent’s security interest, in the Receivables or the other Collateral or (e) the validity, enforceability or the level of collectibility of a material amount of the Receivables.
     “Month End Date” means the last day of each calendar month.
     “Moody’s” means Moody’s Investors Service.
     “Obligations” means all obligations (monetary or otherwise) of Borrower to Lender, the Administrator, the Collateral Agent or any Affected Party and their respective successors, permitted transferees and assigns arising under or in connection with this Agreement, the Lender Note and each other Transaction Document, in each case however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
     “Obligor” means a Person obligated to make payments with respect to a Receivable.
     “Originator” means Palisades Acquisition XV, LLC, a Delaware limited liability company.
     “Perfection Representations” means the representations, warranties and covenants set forth in Schedule 8.1.17 attached hereto.
     “Periodic Report” has the meaning set forth in Section 9.1.8(c).
     “Permitted Investments” means:
     marketable obligations issued or directly and fully guaranteed or insured as to full and timely payment by the United States government or any agency or instrumentality thereof when such marketable obligations are backed by the full faith and credit of the United States government, but excluding any securities which are derivatives of such obligations or any such obligations that are subject to a call or prepayment prior to their maturity;
     (e) time deposits, bankers’ acceptances and certificates of deposit of any domestic commercial bank or any United States branch or agency of a foreign commercial bank which (x) has capital, surplus and undivided profits in excess of $100,000,000 and which has a commercial paper or certificate of deposit rating meeting the requirements specified in clause (iii) below (or equivalent long-term rating) or (y) is set forth in a list (which may be updated from time to time) (A) approved by the Administrator and (B) with respect to which a written statement has been obtained from each of Moody’s and S&P to the effect that the rating of the Commercial Paper Notes will not be downgraded or withdrawn solely as a result of the acquisition of such investments;
     (f) commercial paper which is (x) rated at least as high as the Commercial Paper Notes by Moody’s and S&P, or (y) set forth in a list (which may be updated from time to time) (A) approved by the Administrator and (B) with respect to which a written statement has been obtained from each of Moody’s and S&P to the effect that the rating of the Commercial Paper Notes will not be downgraded or withdrawn solely as a result of the acquisition of such investments;
     (g) secured repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above; and
     (h) freely redeemable shares in money market funds which invest solely in obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses (i) through (iv) above, without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper set forth, which money market funds are rated “AAA” by Moody’s and “AAAm” or “AAAm-g” by S&P.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.
     “Pool” means a group of Receivables purchased by the Originator from one or more affiliated Sellers on a single Business Day and subsequently sold, transferred, conveyed and assigned to the Borrower under the Sale Agreement.
     “Program Document” means any management agreement, administration agreement, referral agreement, depository agreement, security agreement, program liquidity or credit enhancement agreement and any other similar document, agreement or instrument with respect to the Lender’s Commercial Paper Note program, as such documents, agreements and instruments may be from time to time amended, supplemented, replaced or otherwise modified.
     “Program Fee” has the meaning set forth in the Fee Letter.
     “Program Fee Rate” has the meaning set forth in the Fee Letter.
     “Qualifying Hedge Agreement” means any interest rate cap agreement or swap agreement approved in writing by Administrator entered into by Borrower to hedge its interest rate risk with respect to the Loans under this Agreement that satisfies each of the following conditions:
     the counterparty thereunder has a long-term rating of at least “A” by S&P and “A2” by Moody’s and a short-term rating of at least “A-1” by S&P and “P-1” by Moody’s;
     (2) all of Borrower’s right, title and interest under such agreement has been pledged by Borrower to the Collateral Agent under the Security Agreement, for the benefit of the Secured Parties, the counterparty thereunder has consented to such pledge and has agreed to make all payments thereunder to the Collateral Agent upon receipt of notice from the Collateral Agent that a Termination Event has occurred under this Agreement, and the Collateral Agent, on behalf of the Secured Parties, shall have the right to cure any defaults by Borrower under such agreement;
     (3) the master agreement governing such agreement contains the provisions required by Administrator, and copies of each such agreement entered into with each counterparty and each confirmation issued thereunder shall have been delivered to the Collateral Agent to be held by the Collateral Agent on behalf of each Secured Party; and
     (4) unless Administrator shall have otherwise agreed in writing, Borrower shall not have any payment obligations thereunder other than a single up-front payment obligation, which up-front payment obligation shall be required to have been performed in full before such cap agreement, swaption or option (or other agreement) shall qualify as a Qualifying Hedge Agreement.
     “Rating Agencies” means S&P and Moody’s.
     “Receivable” means those credit card and other consumer installment credit agreement accounts and receivables (including, without limitation, judgments) included on the List of Receivables.
     “Receivable Files” means, with respect to each Receivable, the file (on paper or electronic medium) containing any original documents, agreements, judgments or instruments relating to such Receivable in the Originator’s, Servicer’s or Borrower’s possession or control including, without limitation, any bill of sale, loan agreement, any guarantees, any security agreement, any UCC financing statement, any pledge agreements, any indemnification agreements, any judgment or court orders and any assignment, supplement, reinstatement, extension, endorsement or modification thereof.
     “Regulatory Change” means, relative to any Affected Party:
     any change in (or the adoption, implementation, change in the phase-in or commencement of effectiveness of) any: (i) United States Federal or state law or foreign law applicable to such Affected Party, (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court or government authority charged with the interpretation or administration of any law referred to in clause (a)(i), or of (B) any Rating Agency, fiscal, monetary or other authority having jurisdiction over such Affected Party, or (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above;
     (5) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above; or
     (6) the issuance, publication or release of any regulation, interpretation, directive, requirement or request of a type described in clause (a)(ii) above to the effect that the obligations of any Liquidity Bank under the Liquidity Agreement are not entitled to be included in the zero percent category of off-balance sheet assets for purposes of any risk-weighted capital guidelines applicable to such Liquidity Provider or any related Affected Party.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
     “Sale Agreement” means the Sale Agreement, dated as of March 2, 2007, between the Originator and Borrower, as the same may be amended, supplemented or otherwise modified from time to time.
     “Scheduled Commitment Termination Date” means March 5, 2007.
     “Secured Parties” has the meaning set forth in the Security Agreement.
     “Security Agreement” means the Security Agreement, dated as of March 2, 2007, between Borrower and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.
     “Seller” means any institution listed on Exhibit E or otherwise reasonably acceptable to the Administrator.
     “Servicer” has the meaning set forth in the Preamble.
     “Servicing Agreement” means the Servicing Agreement, dated as of March 2, 2007, among the Collateral Agent, Borrower and the Servicer, as the same may be amended, supplemented or otherwise modified from time to time.
     “Servicing Fee” has the meaning set forth in the Servicing Agreement.
     “Stated Maturity Date” means March 1, 2014; provided, however, that such date may be accelerated pursuant to Section 10.2.
     “Subsidiary” means, with respect to any Person, another person of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.
     “Subservicer” has the meaning set forth in the Servicing Agreement.

     “Tangible Net Worth” means, for any Person, the net worth of such Person determined in accordance with GAAP after subtracting therefrom the aggregate amount of any intangible assets thereof, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and capitalized software.
     “Termination Event” shall mean any of the events described in Section 10.1.
     “Transaction Documents” means this Agreement, the Sale Agreement, the Lender Note, the Fee Letter, the Security Agreement, the Servicing Agreement, any Qualifying Hedge Agreements, the Undertaking Agreement, the Liquidity Agreement, the Collection Account Agreement, the Transfer Agreement and the other instruments, certificates, agreements, reports and documents to be executed and delivered under or in connection with this Agreement, as any of the foregoing may be amended, supplemented, amended and restated, or otherwise modified from time to time.
     “Transfer Agreement” has the meaning set forth in the Sale Agreement.
     “Transfer Date” has the meaning set forth in the Sale Agreement. The Transfer Date for each Receivable shall be listed on the List of Receivables.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
     “Undertaking Agreement” means the Undertaking Agreement, dated as of March 2, 2007, executed by Asta for the benefit of the Secured Parties, as amended, supplemented or otherwise modified from time to time.
     “Unmatured Termination Event” shall mean any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Termination Event.
     b) Other Definitional Provisions.
     (1) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Lender Note or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.
     (2) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Lender Note or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.
     (3) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.
     c) Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC and not specifically defined herein, are used herein as defined in such Article 9.
     d) Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

2.
THE LENDER’S COMMITMENT, BORROWING PROCEDURES
AND LENDER NOTE; HEDGING OF RECEIVABLES
     a) Lender’s Commitment. On the terms and subject to the conditions set forth in this Agreement, Lender agrees to make loans to Borrower from time to time (the “Lender’s Commitment”) on or before the Commitment Termination Date in such amounts as may be from time to time requested by Borrower pursuant to Section 2.2; provided, however, that the aggregate principal amount of all Loans from time to time outstanding hereunder shall not exceed the lesser of (a) $226,638,000.00 (the “Facility Limit”) and (b) the Borrowing Base.
     b) Borrowing Procedures. Borrower may request a Loan hereunder by giving notice to the Administrator of a proposed borrowing not later than noon (New York City time), the Closing Date, which notice shall be signed by a Financial Officer of Borrower. Each such notice (herein called a “Borrowing Request”) shall be in the form of Exhibit A and shall include the date and amount of such proposed borrowing. Any Borrowing Request given by Borrower pursuant to this Section 2.2 shall be irrevocable and binding on Borrower.
     c) Funding. Subject to the satisfaction of the conditions precedent set forth in Article VII with respect to such Loan and the limitations set forth in Section 2.1, Lender shall make the proceeds of such requested Loan available to the Borrower, as directed thereby, in same day funds on the proposed date of borrowing. Each borrowing shall be on a Business Day and shall be in an amount of at least $1,000,000 and in integral multiples of $100,000.
     d) Representation and Warranty. Each request for a borrowing pursuant to Section 2.2 shall automatically constitute a representation and warranty by Borrower and the Servicer to Administrator and Lender that on the requested date of such borrowing all of the conditions precedent set forth in Article VII have been satisfied.
     e) [Reserved].
     f) Note. Each Loan from Lender shall be evidenced by a single promissory note (herein, as amended, modified, extended or replaced from time to time, called the “Lender Note”) substantially in the form set forth in Exhibit B, with appropriate insertions, payable to the order of Lender. Borrower hereby irrevocably authorizes Administrator in connection with the Lender Note to make (or cause to be made) appropriate notations in its records, which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any Obligations of Borrower.
     g) Funding Methods and Maturities. Administrator shall select the method of funding each Loan and, if applicable, the maturity dates for Commercial Paper Notes issued from time to time by the Lender in connection herewith in its discretion; provided, however, that so long as no Termination Event or Unmatured Termination Event has occurred, the Administrator shall use reasonable efforts, taking into account market conditions, to accommodate the Borrower’s preferences; provided, further, that there shall be no more than four different maturity dates at any one time for the Commercial Paper Notes issued to fund the Loans, unless otherwise consented to by Administrator, in its sole discretion.
3.
INTEREST, FEES, ETC.
     a) Interest Rates. Borrower hereby promises to pay interest on the unpaid principal amount of each Loan (or each portion thereof) for the period commencing on the date of such Loan until such Loan is paid in full, as follows:

     (1) at all times while the making or maintenance of such Loan (or the applicable portion thereof) by Lender is funded by the issuance of Commercial Paper Notes of Lender (“CP Funded Loans”), during each Interest Period, at a rate per annum equal to the Commercial Paper Rate applicable to such Interest Period; and
     (2) at all times while the making or maintenance of such Loan (or the applicable portion thereof) by Lender is funded during each Interest Period pursuant to the Liquidity Agreement, at a rate per annum equal to the Bank Rate applicable to such Interest Period.
     Notwithstanding, the foregoing, (i) after the Stated Maturity Date with respect to any unpaid principal amount of any Loan, (ii) after the date any other monetary Obligation of Borrower shall become due and payable or (iii) if a Termination Event or Unmatured Termination Event has occurred and is continuing with respect to any unpaid principal amount of any Loan or any other monetary Obligation of Borrower, Borrower shall pay (to the extent permitted by law, if in respect of any unpaid amounts representing interest), interest (after as well as before judgment) on such amounts at a rate per annum equal to the Alternate Reference Rate plus a margin of 2%. No provision of this Agreement or the Lender Note shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law.
     b) Interest Payment Dates. Interest accrued on each Loan shall be payable, without duplication:
     (1) on the Stated Maturity Date;
     (2) on the date of any payment or prepayment, in whole, of principal outstanding on such Loan;
     (3) on each Distribution Date for the related Collection Period prior to the Stated Maturity Date; and
     (4) on that portion of any Loan which is accelerated pursuant to Section 10.2, immediately upon such acceleration.
     c) Fees. Borrower agrees to pay certain fees to such Persons, in the amounts, and on the dates, set forth in, with respect to fees, the letter agreement between Borrower, Administrator and Lender, dated March 2, 2007 (as amended, supplemented or otherwise modified, the “Fee Letter”).
     d) Computation of Interest and Fees. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Loan bearing interest at, or based upon, the Alternate Reference Rate, 365 days or, if appropriate, 366 days).
4.
REPAYMENTS AND PREPAYMENTS; DISTRIBUTION OF COLLECTIONS; ACCOUNTS
     a) Repayments and Prepayments. Borrower shall repay in full the unpaid principal amount of each Loan on the Stated Maturity Date. Prior thereto, Borrower, subject to Section 6.2:
     (1) may, from time to time on any Business Day, make a prepayment (from amounts on deposit in the Collection Account or otherwise), in whole or in part, of the outstanding principal amount of any Loans; provided, however, that (i) all such voluntary prepayments shall require at least two but no more than five Business Days’ prior written notice to Administrator; and (ii) all such voluntary partial prepayments shall be in a minimum amount of $500,000 and an integral multiple of $100,000;
     (2) shall, on each Distribution Date, make a payment on the Loans to the extent funds are available therefor pursuant to clause fourth in Section 4.2(b);
     (3) shall, immediately upon any acceleration of any Loans pursuant to Section 10.2, repay all Loans, unless, pursuant to Section 10.2(a), only a portion of all Loans is so accelerated, in which event Borrower shall repay the accelerated portion of the Loans;

     (4) shall, if at any time a Borrowing Base Deficit shall exist, make a prepayment of the Loans in an amount equal to such Borrowing Base Deficit within two Business Days; and
     (5) may, if the outstanding principal balance of the Loans is less than 10% of the Facility Limit, make a prepayment in whole of the outstanding principal amount of the Loans.
     Each such prepayment shall be subject to the payment of any amounts required by Section 6.2.
     b) Application of Collections.
     (1) On each Business Day, all Collections deposited in the Collection Account shall be distributed by the Servicer (or, if BMO CM has taken control of the Collection Account pursuant to Section 4.3, the Collateral Agent) if required pursuant to Section 3.2 and at such times and in the order of priority set forth in Section 4.1(a) and this Section 4.2.
     (2) On each Distribution Date, the Servicer (or, if BMO CM has taken control of the Collection Account pursuant to Section 4.3, the Collateral Agent) shall distribute from the Collection Account the following amounts in the following order of priority:
     first, to the Servicer, the accrued and unpaid Servicing Fee payable thereto for the related Collection Period to the extent such Servicing Fee has not been withheld by the Servicer (plus, if applicable, the amount of Servicing Fee payable thereto for any prior Collection Period to the extent such amount has not been distributed to, or withheld by, the Servicer);
     second, to the Lender, interest accrued and unpaid on the Loans during the related Collection Period (plus, if applicable, the amount of interest on the Loans accrued for any prior Collection Period to the extent such amount has not been distributed to Lender and, to the extent permitted by law, interest thereon);
     third, to the Lender, all Program Fees and Commitment Fees accrued and unpaid during such Collection Period (plus, if applicable, the amount of Program Fees and Commitment Fees accrued for any prior Collection Period to the extent such amount has not been distributed to Lender and, to the extent permitted by law, interest thereon);
     fourth, to the Lender, full repayment of all principal of the Loans, to the extent funds are available;
     fifth, to the Lender, any accrued and unpaid interest on the Loans, Program Fees and Commitment Fees through such Distribution Date and not paid pursuant to clause second or third, to the extent funds are available;
     sixth, to the Persons entitled thereto, on a pro rata basis (based on the amounts payable thereto), all other Obligations then payable by Borrower under this Agreement; and
     seventh, once all Obligations (other than Obligations for indemnification so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Party asserting any damages, losses or liabilities that are Indemnified Amounts) shall have been finally and fully paid and performed, the balance, if any, to Borrower.
     c) Accounts. The Collateral Agent may, and at the direction of the Administrator shall, at any time following the occurrence and during the continuance of a Termination Event or an Unmatured Termination Event, to take dominion and control of the Collection Account.
5.
PAYMENTS
     a) Making of Payments. All payments of principal of, or interest on, the Loans and of all Fees, and all amounts to be deposited by (or on behalf of) Borrower or the Servicer hereunder or under any other Transaction

Document, shall be made by Borrower or the Servicer, as applicable, no later than 2:00 p.m. (New York City time), on the day when due in lawful money of the United States of America in same day funds to the following account (or such other account from time to time specified by the Administrator to the Borrower and Servicer): Harris N.A., ABA No. 071000288, Account 2545804, Account Name: Fairway Finance Company, LLC, Ref. Palisades Acquisition XVI, Attn. Lou Galassini. Funds received by Administrator after 2:00 p.m. (New York City time), on the date when due, will be deemed to have been received by Administrator on its next following Business Day.
     b) Application of Certain Payments. Each payment of principal of the Loans shall be applied to such Loans as Borrower shall direct or, in the absence of such notice or during the existence of a Termination Event or after the Commitment Termination Date, as Administrator shall determine in its discretion.
     c) Due Date Extension. If any payment of principal or interest with respect to any Loan falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension.
6.
INCREASED COSTS, ETC.
     a) Increased Costs. If (i) any change in Regulation D of the Board of Governors of the Federal Reserve System, or (ii) any Regulatory Change, in each case occurring after the date hereof:
     (i) shall subject any Affected Party to any tax, duty or other charge with respect to any Loan made or funded by it, or shall change the basis of taxation of payments to such Affected Party of the principal of or interest on any Loan owed to or funded by it or any other amounts due under this Agreement in respect of any Loan made or funded by it (except for changes in the rate of tax on the overall net income of such Affected Party imposed by the jurisdiction in which such Affected Party’s principal executive office (or, in the case of a Eurodollar Office of such Affected Party, in which such Eurodollar Office) is located); or
     (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 3.1), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party;
     (iii) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or
     (iv) shall impose on any Affected Party any other condition affecting any Loan made or funded by any Affected Party;
and the result of any of the foregoing is or would be to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) (i) an Affected Party funding or making or maintaining any Loan (including extensions of credit under the Liquidity Agreement, or any commitment of such Affected Party with respect to any of the foregoing), or (ii) Administrator for continuing its or Borrower’s relationship with Lender, to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, the Lender Note, the Liquidity Agreement with respect thereto, or in the sole good faith determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party could otherwise have achieved, then within five Business Days after demand by such Affected Party to Borrower (which demand shall be accompanied by a written statement setting forth in reasonable detail the basis and computation of such demand), Borrower shall pay to Administrator for the account of such Affected Party, such additional amount or amounts as will (in the reasonable determination of such Affected Party) compensate such Affected Party for such increased cost or such reduction. Such written statement (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof.

     Each Affected Party will notify Borrower and the Administrator promptly after it has received official notice of any event occurring after the date hereof which will entitle such Affected Party to such additional amounts as compensation pursuant to this Section 6.1. Such additional amounts shall accrue from the date as to which such Affected Party becomes subject to such additional costs as a result of such event (or, if such notice of such event is not given to Borrower by such Affected Party within 90 days after such Affected Party received such official notice of such event, from the date which is 90 days prior to the date such notice is given to Borrower by such Affected Party).
     Additionally, any Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) shall, upon the request of Borrower or Servicer, provide to Borrower, Servicer and Administrator (x) a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying or (y) other evidence reasonably satisfactory to Borrower, that payments hereunder to such Foreign Lender are exempt from or not subject to United States withholding tax under an applicable statute or tax treaty.
     b) Funding Losses. Borrower hereby agrees that upon demand by any Affected Party (which demand shall be accompanied by a statement setting forth the basis and the calculations of the amount being claimed), Borrower will indemnify such Affected Party against any net loss or expense which such Affected Party may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to fund or maintain any Loan made by Lender to Borrower), as reasonably determined by such Affected Party, as a result of (a) any payment or prepayment (including any mandatory prepayment) of any Loan on a date other than the Distribution Date for such Loan (it being understood that payments or prepayments made on CP Tranche Maturity Dates with the required notice, to the extent of the amount so maturing, will not result in funding losses), or (b) any failure of Borrower to borrow any Loan on a date specified therefor in a related Borrowing Request. Such written statement shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof.
7.
CONDITIONS TO BORROWING
     a) Initial Loan. The obligation of Lender to make the initial Loan hereunder is, in addition to the conditions precedent specified in Section 7.2, subject to the condition precedent that the Administrator shall have received all of the following, each duly executed and dated the date of such Loan (or such earlier date as shall be satisfactory to Administrator), in form and substance satisfactory to the Administrator:
          (i) Authority; Transaction Documents. Evidence of the due authorization, execution and delivery by each of the parties to this Agreement and the other Transaction Documents and that such Transaction Documents are in full force and effect.
          (ii) Consents, etc. Certified copies of all documents evidencing any necessary action, consents and governmental approvals (if any) with respect to this Agreement and the other Transaction Documents.
          (iii) Incumbency and Signatures. A certificate of Borrower, the Originator, Asta and the Servicer certifying the names of its officer or officers authorized to sign this Agreement and the other Transaction Documents on behalf thereof.
          (iv) Good Standing Certificates. Good standing certificates for the Servicer, the Originator, Asta and Borrower issued as of a recent date acceptable to the Administrator by the Secretary of State of the jurisdiction of such Person’s incorporation or organization.
          (v) Financing Statements. (i) Copies of proper financing statements, filed on or prior to the date of the initial Loan, as may be necessary or, in the opinion of the Administrator, desirable under the UCC to perfect the Originator’s and Borrower’s ownership interest in the Collateral and Collateral Agent’s security interest in the Collateral and (ii) executed copies of proper Uniform Commercial Code termination statements necessary to release all liens and other Adverse Claims of any Person in the Collateral granted by any Person.

          (vi) Search Reports. Written search reports provided to the Collateral Agent by a search service acceptable to the Administrator, listing all effective financing statements that name any Seller, Originator or Borrower as debtor or assignor and that are filed in the jurisdictions in which filings were made pursuant to Section 7.1.5 above and in such other jurisdictions that the Administrator shall reasonably request, together with copies of such financing statements (none of which shall cover any Collateral or interests therein or proceeds of any thereof, unless a termination statement with respect thereto has been filed (or copies have been delivered to the Administrator)), and tax and judgment lien search reports from a Person satisfactory to the Administrator showing no evidence of such lien filed against any Seller, Originator or Borrower.
          (vii) Fee Letter; Payment of Fees. The Fee Letter, together with all Fees due and payable pursuant to the Fee Letter and all costs and expenses due and payable pursuant to Section 15.4 (to be paid to the Administrator only).
          (viii) Closing Certificate. A certificate from an authorized officer of Borrower and the Servicer as to the satisfaction of the conditions set forth in Section 7.2.
          (ix) Opinions of Counsel. Favorable opinions of counsels to Sellers, Borrower, the Originator, the Servicer and Asta, in form and substance satisfactory to the Administrator.
          (x) Borrowing Base Calculation. A Periodic Report duly executed by the Financial Officer of the Servicer showing a calculation of the Borrowing Base as of the date of such initial Loan.
          (xi) Other. Such agreements, opinions, certificates and other documents as the Administrator may reasonably request.
     b) All Loans. The making of the initial Loan and each subsequent Loan are subject to the following further conditions precedent that:
          (i) No Default, etc. (a) No Termination Event or Unmatured Termination Event has occurred and is continuing or will result from the making of such Loan, (b) the representations and warranties contained in Article VIII are true and correct in all material respects as of the date of such requested Loan, with the same effect as though made on the date of such Loan, and all of the representations and warranties of the Originator under the Sale Agreement were true and correct in all material respects as of the date made, (c) after giving effect to such Loan, the aggregate outstanding principal balance of the Loans will not exceed the Borrowing Base and (d) the Borrower is not involved in any proceeding of the type described in Section 8.1.14 which the Administrator, in its sole discretion, believes could have a Material Adverse Effect.
          (ii) Borrowing Request, etc. Administrator shall have received the following: (a) a Borrowing Request for such Loan in accordance with Section 2.2 (which may be a facsimile transmission of a properly completed and executed Borrowing Request), together with all items required to be delivered in connection therewith; (b) confirmation from Collateral Agent (or its designee) of its receipt of the items required pursuant to Section 7.2.3; and (c) a Periodic Report duly executed by the Financial Officer of the Servicer showing a calculation of the Borrowing Base as of the date of such Loan.
          (iii) Delivery of Receivables and Related Items. Borrower shall have delivered to the Administrator a true and correct copy of the List of Receivables and the “cumulative collection curve” for the Receivables identified in the List of Receivables, by Pool, and a copy of the bill of sale with respect to such Receivables duly executed by the applicable Sellers.
          (iv) Commitment Termination Date. The Commitment Termination Date shall not have occurred.

8.
REPRESENTATIONS AND WARRANTIES
     a) Borrower Representations and Warranties. In order to induce Lender, the Administrator, the Collateral Agent and the Liquidity Agent to enter into this Agreement and, in the case of Lender, to make Loans hereunder, Borrower hereby represents and warrants to the Administrator, the Collateral Agent and the Liquidity Agent and Lender as follows:
          (i) Organization and Good Standing, etc. Borrower has been duly organized and is existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. Borrower is duly licensed or qualified to do business as a foreign limited liability company and Borrower is in good standing in the jurisdiction where its principal place of business and chief executive office are located and in each other jurisdiction in which the failure to be so licensed or qualified could have a Material Adverse Effect.
          (ii) Power and Authority; Due Authorization. Borrower has (a) all necessary power, authority and legal right to (i) execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and (ii) to borrow on the terms and subject to the conditions herein provided, and (b) duly authorized, by all necessary limited liability company action (as applicable), the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the borrowing, and the granting of security therefor, on the terms and conditions provided herein and in the Security Agreement.
          (iii) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not (a) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (i) the limited liability company agreement of Borrower, or (ii) any indenture, loan agreement, pooling and servicing agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which Borrower is a party or by which it or any of its properties is bound, (b) result in or require the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, pooling and servicing agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than the Transaction Documents, or (c) violate any law or any order, rule, or regulation applicable to Borrower or of any court or of any federal, state or foreign regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Borrower or any of its properties.
          (iv) Validity and Binding Nature. This Agreement is, and the other Transaction Documents to which it is a party when duly executed and delivered by Borrower will be, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.
          (v) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any court, governmental authority or regulatory body required for the due execution, delivery or performance by Borrower of any Transaction Document to which it is a party (or the ownership by Borrower or pledge to Collateral Agent of the Receivables or the other Collateral) remains unobtained or unfiled, except for the filing of the UCC financing statements referred to in Section 7.1.5.
          (vi) Financial Condition. Since December 31, 2006, no event has occurred that has had, or could have, a Material Adverse Effect.
          (vii) Margin Regulations. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U and X promulgated by the Federal Reserve Board from time to time.

          (viii) Quality of Title. The Receivables and the other Collateral are owned by Borrower free and clear of any Adverse Claim. The Security Agreement creates a valid security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including without limitation the Receivables, which security interest has been perfected (free and clear of any Adverse Claim) as security for the Obligations and is prior to all other liens or security interests. No effective financing statement or other item similar in effect covering any of the Collateral or any interest therein is on file with any court or in any recording office except for financing statements or other items that may be filed (i) in favor of the Collateral Agent for the benefit of the Secured Parties in accordance with the Security Agreement, (ii) in favor of Borrower in accordance with the Sale Agreement or (iii) those for which a release and related UCC termination statement have been obtained in connection with a Loan.
          (ix) Accuracy of Information. All factual written information heretofore or contemporaneously furnished by Borrower to Lender, the Administrator, the Collateral Agent or the Liquidity Agent for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby is, and all other such factual, written information hereafter furnished by Borrower to Lender, the Administrator, the Collateral Agent or the Liquidity Agent pursuant to or in connection with any Transaction Document will be, true and accurate in every material respect on the date as of which such information is dated or certified. No information contained in any report or certificate delivered pursuant to this Agreement or any other Transaction Document shall be incomplete by omitting to state a material fact or any fact necessary to make the statements contained therein not misleading on the date as of which such information is dated or certified. The “cumulative collection curve” for each Pool has been calculated in accordance with the Accepted Servicing Practices (which include a review of the “cumulative collection curves” of each Pool at least one time per Fiscal Quarter, approximately every three months) and, to the extent required to be impaired in accordance with the Borrower’s, Originator’s or Servicer’s standard accounting procedures, such reduced “cumulative collection curve” has been calculated in accordance with such procedures and promptly delivered to the Administrator. For purposes of this Section 8.1.9, any “cumulative collection curve” of any Pool shall be considered “impaired” if the revised aggregate remaining Expected Pool Collections of such Pool are less than the aggregate remaining Expected Pool Collections of such Pool as set forth in the most recent Periodic Report.
          (x) Offices. The principal place of business and chief executive office of Borrower is located at the address referred to in Section 15.3 and the jurisdiction of Borrower’s formation is Delaware (or at such other locations, notified to Administrator in accordance with Section 9.1.5, in jurisdictions where all action required thereby has been taken and completed) and Borrower is not organized under the laws of any other jurisdiction or governmental authority.
          (xi) Trade Names. Borrower does not use any trade name other than its actual corporate name.
          (xii) Taxes. Borrower has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing.
          (xiii) Compliance with Applicable Laws; Licenses, etc.
     (1) Borrower is in compliance with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (including, without limitation, the Federal Consumer Credit Protection Act, as amended, Regulation Z of the Board of Governors of the Federal Reserve System, as amended, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and all other consumer laws, rules and regulations applicable to the Receivables) where the failure to be in compliance could have a Material Adverse Effect.
     (2) Borrower has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.
          (xiv) No Proceedings. Except as disclosed in writing to the Administrator,

     (a) there is no order, judgment, decree, injunction, stipulation or consent order of or with any court or other government authority to which Borrower is subject, and there is no action, suit, arbitration, regulatory proceeding or investigation pending, or, to the knowledge of Borrower, threatened, before or by any court, regulatory body, administrative agency or other tribunal or governmental instrumentality, against Borrower; and
     (b) there is no action, suit, proceeding, arbitration, regulatory or governmental investigation, pending or, to the knowledge of Borrower threatened, before or by any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of this Agreement, the Lender Note or any other Transaction Document, (B) seeking to prevent the issuance of the Lender Note or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document or (C) seeking to adversely affect the federal income tax attributes of Borrower.
          (xv) Investment Company Act, Etc. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          (xvi) Eligible Receivables. Each Receivable included in the calculation of the Borrowing Base as an Eligible Receivable on the date of any Periodic Report or the date of funding of any Loan shall, in fact, be an Eligible Receivable on such date.
          (xvii) Perfection Representations. The Perfection Representations shall be part of this Agreement for all purposes.
          (xviii) Solvency. Borrower (i) is not “insolvent” (as such term is defined in §101(32)(A) of the Bankruptcy Code, (ii) is able to pay its debts as they become due and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.
          (xix) Obligor Names. Each Receivable has been identified as owing by a specific, named Obligor.
          (xx) Compliance. Borrower will comply with each of its covenants and other obligations under this Agreement and each other Transaction Document to which it is a party.
9.
COVENANTS OF BORROWER
     a) Affirmative Covenants. From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed, Borrower hereby covenants and agrees with Lender, the Administrator, the Collateral Agent and the Liquidity Agent that it will:
          (i) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of all courts and governmental authorities (including those which relate to the Receivables), the violation of which could have a Material Adverse Effect.
          (ii) Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company in the jurisdiction where its principal place of business and its chief executive office are located and in each other jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications could have a Material Adverse Effect.
          (iii) Audits. (i) At any time and from time to time (but not more frequently than twice per calendar year at the expense of the Borrower, unless a Termination Event or Unmatured Termination Event shall have occurred and be continuing, then, in such case, as frequently as the Administrator may determine in its sole discretion) during regular business hours, permit the Collateral Agent and the Administrator, or their agents or representatives (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in possession or under the control of Borrower or the Servicer relating to the Receivables and the other Collateral, and (B) to visit the offices and properties of Borrower or the Servicer for the purpose of examining such materials described in clause (i)(A) above, and to discuss matters relating to the Receivables or the performance hereunder with any of the officers or employees of Borrower or the Servicer having knowledge of such matters; and (ii) without limiting clause (i) above, from time to time on request of the Collateral Agent or the Administrator, permit certified public accountants or other auditors selected by the Administrator to conduct a review of the Borrower’s and the Servicer’s books and records with respect to the Receivables and the servicing thereof and all other documents related thereto (it being understood that in the case of this clause (ii), such audits shall be at the expense of the Borrower but not more frequently than twice per calendar year unless a Termination Event or Unmatured Termination Event has occurred and is continuing).
          (iv) Keeping of Records and Books of Account. Keep (or cause the Servicer on its behalf to keep) books and records that accurately reflect all of Borrower’s business affairs and transactions, and cause the Servicer to maintain and implement administrative and operating procedures (including, without limitation, an ability to re-create records evidencing the Receivables in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables.
          (v) Location of Records. Keep its principal place of business and chief executive office at the address, and maintain its jurisdiction of formation in the jurisdiction, referred to in Section 8.1.10 or, upon 30 days’ prior written notice to the Collateral Agent and delivery of an opinion of counsel in form and substance satisfactory to the Administrator, at such other locations in jurisdictions in the continental United States where all action required to maintain the Collateral Agent’s perfected security interest pursuant to Section 3.1(b) of the Security Agreement shall have been taken and completed or shall be so taken and completed prior to the loss of any perfection thereof arising from such relocation; provided, however, that in no event shall the Borrower seek to become organized under more than one jurisdiction.
          (vi) Accepted Servicing Practices. Comply (and cause the Servicer to comply) in all material respects with the Accepted Servicing Practices in regard to each Receivable.
          (vii) Separate Existence. Asta, the Servicer, the Originator and Borrower hereby acknowledge that Lender, the Administrator, the Collateral Agent and the Liquidity Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon Borrower’s identity as a legal entity separate from the Originator, the Servicer and Asta. Therefore, from and after the date hereof, Borrower, the Originator, the Servicer and Asta shall take all reasonable steps specifically required by this Agreement to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that Borrower is an entity with assets and liabilities distinct from those of the Servicer, the Originator and Asta and any other Person, and is not a division of the Servicer, the Originator or Asta or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in Section 9.1.2, Borrower, the Originator, the Servicer or Asta shall take such actions as shall be required in order that:
     (1) Borrower will be a special purpose, bankruptcy-remote limited liability company whose primary activities are restricted to the purposes described in its limited liability company agreement, including entering into the transactions contemplated by the Transaction Documents and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;
     (2) Borrower has at least one independent manager as required under its limited liability company agreement, which independent manager has been approved in writing by the Administrator;
     (3) Any employee, consultant or agent of Borrower will be compensated from funds of Borrower for services provided to Borrower. Borrower will engage no agents other than the Servicer (it being understood that the Servicer may engage attorneys, sub-servicers or other agents) for the Receivables, and the Servicer will be fully compensated for its services to Borrower pursuant to the Servicing Agreement;

     (4) Borrower will contract with the Servicer to perform all operations required to service its Receivables. Borrower will pay the Servicer the Servicing Fee;
     (5) Borrower will pay its proportionate share of any material indirect or overhead expenses for items shared among Borrower and Asta, the Servicer or the Originator (or any Affiliate thereof);
     (6) Borrower’s material operating expenses will not be paid by Asta, the Servicer or the Originator (or any Affiliate thereof);
     (7) Borrower will have its own stationery;
     (8) Borrower’s books and records will be maintained separately from those of Asta, the Servicer and the Originator (and any Affiliate thereof);
     (9) Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of Asta, the Servicer or the Originator (or any Affiliate thereof);
     (10) Borrower will strictly observe all limited liability company formalities in its dealings with Asta, the Servicer or the Originator (or any Affiliate thereof), and funds or other assets of Borrower will not be commingled with those of Asta, the Servicer or the Originator (or any other Affiliate thereof). Borrower shall not maintain joint bank accounts or other depository accounts to which Asta or any Affiliate thereof (other than in its capacity as Servicer) has independent access;
     (11) Borrower will maintain arm’s-length relationships with Asta, the Servicer and the Originator (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to Borrower will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto. None of Borrower, Asta, the Servicer or the Originator (or any Affiliate thereof) will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other; and
     (12) Borrower’s funds and other assets will be identifiable and will not be commingled with those of any direct or ultimate parent of Borrower or any subsidiary or affiliate of any such parent (except for any incidental commingling pursuant to the Servicing Agreement and any incidental commingling in the case of any misdirected payment of a Receivable, in which case such commingled funds shall be identified and separated as soon as practicable after the receipt of such payment).
Additionally, Borrower, the Originator, the Servicer and Asta shall at all times, comply with the facts and assumptions set forth in the opinions issued by Lowenstein Sandler PC on the date hereof relating to certain bankruptcy matters and in the certificates accompanying such opinions.
          (viii) Reporting Requirements of Borrower Parent. Until all Obligations shall have been paid in full, and Lender’s Commitment shall have been terminated, Borrower will furnish to the Administrator, the Collateral Agent and the Liquidity Agent:
     (1) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year of Asta, (i) copies of the consolidated unaudited balance sheet of Asta and its subsidiaries as at the end of such Fiscal Quarter, together with unaudited consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes), together with an officer’s certificate by the chief financial officer, treasurer, assistant treasurer or chief accounting officer (such officer being herein called the “Financial Officer”) of Asta, and (ii) a letter from the Financial Officer of Asta, in his capacity as such, certifying that no Termination Event or Unmatured Termination Event has occurred and is continuing (or, if such an event has occurred, describing such event and management’s plans with respect thereto);

     (2) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each Fiscal Year of Asta, a copy of the annual consolidated audit report for such Fiscal Year of Asta and its subsidiaries including a copy of the consolidated balance sheet of Asta as at the end of such Fiscal Year, together with the related consolidated statements of earnings and cash flows for such Fiscal Year, in each case prepared in accordance with GAAP and certified by Eisner LLP or other independent public accountants reasonably acceptable to Administrator and the Liquidity Agent, together with a letter from the Financial Officer of Asta, in his capacity as such, certifying that no Termination Event or Unmatured Termination Event has occurred and is continuing (or, if such an event has occurred, describing such event and management’s plans with respect thereto);
     (3) Periodic Reports. On the second Business Day preceding each Distribution Date, Borrower shall prepare (or cause the Servicer to prepare) and deliver to Administrator and the Collateral Agent a report, substantially in the form of Exhibit C or in such other form reasonably acceptable to Administrator (a “Periodic Report”), setting forth, among other things, a calculation of the Borrowing Base, as of such Month End Date, signed by the Financial Officer of the Servicer;
     (4) Proceedings. As soon as possible and in any event within three Business Days after, Borrower receives notice thereof, any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action or proceeding of the type described in Section 8.1.14, notice thereof and, upon the Collateral Agent’s or the Administrator’s request, copies of all non-confidential or non-privileged documentation relating thereto;
     (5) Litigation. As soon as possible and in any event within three days of Borrower’s knowledge thereof, notice of (i) any material litigation, investigation or proceeding of the type described in Section 8.1.14 not previously disclosed to the Collateral Agent and the Administrator, and (ii) any material adverse development in previously disclosed litigation, investigation or proceeding;
     (6) [Reserved].
     (7) Notice of Material Events and Impairments. Promptly upon becoming aware thereof, (i) notice of any other event or circumstance that, in the reasonable judgment of Borrower, could have a Material Adverse Effect and (ii) notice of any impairment (as described in Section 8.1.9) of any “cumulative collection curve” required in accordance with the Borrower’s, Originator’s or Servicer’s standard accounting procedures, such notice to state the reason for each such impairment (it being understood that the Borrower will immediately decrease its “cumulative collection curve” for such Pool for any such impairment);
     (8) Termination Events. As soon as possible and in any event within three Business Days after the occurrence of each Termination Event or Unmatured Termination Event, a written statement of the Financial Officer of Borrower setting forth details of such event and the action that Borrower proposes to take with respect thereto;
     (9) Borrower’s Name, Identity, Etc. Annually, on the anniversary of the date hereof, a certificate from an authorized officer of Borrower stating that neither Borrower nor Originator has changed its name, identity, organizational structure or jurisdiction of organization since the date of the prior such certificate (or, with respect to the first such certificate, since the date thereof); and
     (10) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Collateral, the Receivables, or the condition or operations, financial or otherwise, of Borrower as the Collateral Agent, the Administrator or the Liquidity Agent may from time to time reasonably request.
          (ix) Use of Proceeds. Borrower shall use the proceeds of the Loans made hereunder to fund the purchase of Receivables and the payment of various fees and expenses as contemplated by the Transaction Documents.
          (x) Interest Rate Hedge. At any time, the Administrator may require Borrower (at its expense) (a) within ten Business Days thereafter, to enter into, and thereafter maintain in full force and effect, an amortizing Qualifying Hedge Agreement with a strike price providing for an all-in borrowing rate acceptable to

Lender, covering the then existing Loans and based on the expected amortization schedule of such existing Receivable, and (b) to execute such documents and instruments as may be necessary or, in the opinion of the Collateral Agent, desirable, to effect the assignment of its rights thereunder to the Collateral Agent for the benefit of the Secured Parties.
          (xi) Opinions of Counsel. Within 120 days after the beginning of each calendar year, beginning with the calendar year 2008, the Borrower shall furnish to the Administrator an opinion of counsel, in form and substance reasonably satisfactory to the Administrator, either stating that in the opinion of such counsel, (a) such actions have been taken with respect to the recording, filing, re-recording or re-filing of any financing statements and continuation statements as are necessary to maintain the perfection and priority of the security interests created by this Agreement and by the Sale Agreement and reciting the details of such actions or (b) no such actions are necessary to maintain the perfection and priority of such security interests, and in either case noting whether any such actions will be required within the next twelve months following the date of such opinion.
     b) Negative Covenants of Borrower. From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed, Borrower shall perform its Obligations under this Section 9.2.
          (i) Sales, Liens, Etc. Except pursuant to, or as contemplated by, the Transaction Documents, Borrower shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist voluntarily or, for a period in excess of 30 days, involuntarily any Adverse Claims upon or with respect to any of the Receivables, the other Collateral, any interest therein or any right to receive any amount from or in respect thereof; provided, however, that Borrower may, upon at least three Business Days written notice to the Administrator, sell and assign Receivables in a true sale (a) directly or indirectly, to an unaffiliated third party for a single payment (without any agreement to pay Asta, the Originator, the Servicer or any Affiliate thereof, any other consideration) of the fair market value (which in no event shall be less than the portion of the Discounted Balance attributable to such Receivables) as consented to by the Administrator (which consent shall not be unreasonably withheld or delayed) or (b) if required to be returned to a Seller in accordance with the terms of the Transfer Agreement, to the Originator for the amount payable to the Originator therefor under the Transfer Agreement, without recourse or representation or warranty of any kind (other than a representation or warranty that such Receivables are free and clear of any security interest created by Borrower), if (i) before and after giving effect to such sale and assignment, (a) there shall not exist any Termination Event or Unmatured Termination Event and (b) no Borrowing Base Deficiency exists, (ii) the purchaser or assignee of such Receivables agrees in writing that it will not institute against Borrower, or join any Person in instituting against Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, until one year and one day after the date, following the Commitment Termination Date, on which the Loans and all other Obligations have been paid in full, and (iii) prior to the completion of such transaction, an authorized officer of Borrower and the Servicer certifies to the Administrator that the foregoing conditions described in clauses (i) and (ii) shall have been satisfied in connection therewith, no adverse selection method was utilized in selecting the Receivables sold or assigned and Borrower delivers to the Administrator a copy of the related bill of sale and a pro forma Periodic Report demonstrating satisfaction with the condition described in clause (i)(b) above. Upon the satisfaction of the foregoing conditions and deposit of the applicable purchase price into the Collection Account, all right, title and interest of the Collateral Agent in, to and under such Receivables shall terminate and revert to Borrower, its successors and assigns, and, upon the request of Borrower, its successors or assigns, and at the cost and expense of the Borrower, the Collateral Agent shall execute such UCC-3 financing statements and releases and other evidence of transfer as are necessary or reasonably requested by Borrower to terminate and remove of record any documents constituting public notice of the interest in such Receivables being sold, transferred and assigned.
          (ii) Mergers, Acquisitions, Sales, Subsidiaries, etc. Certain Restrictions on Borrower. Borrower shall not:
     (a) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, except for Permitted Investments, or sell, transfer, assign, convey or lease any of its property and assets (or any interest therein) other than pursuant to, or as contemplated by, this Agreement or the other Transaction Documents;
     (b) make, incur or suffer to exist an investment in, equity contribution to, loan or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for Permitted Investments or pursuant to the Transaction Documents; or
     (c) create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person other than pursuant to the Transaction Documents.
          (iii) Amendments to Certain Document. Borrower shall not (i) amend, supplement, amend and restate, or otherwise modify or agree to any waiver of any provision contained in its limited liability company agreement or any Transaction Document unless it is made (a) in accordance with the terms of such document, instrument or agreement or (b) with the prior written consent of Administrator, the Liquidity Agent and Lender.
          (iv) Incurrence of Indebtedness. Borrower shall not create, incur or permit to exist, any Indebtedness except for (a) Indebtedness and liabilities incurred pursuant to the Transaction Documents and normal trade payables incurred in the ordinary course of its business and (b) Indebtedness arising under Qualifying Hedge Agreements.
          (v) Deposits. Borrower shall not deposit or otherwise credit, or cause or permit to be so deposited or credited by any Person, to the Collection Account cash or cash proceeds other than proceeds of the Collateral. Borrower shall deposit any Collections received directly thereby into the Collection Account within one Business Day.
          (vi) Change in Business Policy. Borrower shall not make any material change in the character of its business.
          (vii) Change in Payment Instructions or Accounts. Borrower shall not add or terminate any bank as the Collection Account Bank or make any change in its instructions regarding payments to be made by the Collection Account Bank, unless (A) the Collateral Agent shall have received duly executed counterparts of a Collection Account Agreement with the new Collection Account Bank, and copies of such instructions (which shall be in form and substance acceptable to Administrator) and (B) the Collateral Agent previously shall have consented in writing to such termination or change. If the Collection Account Bank voluntarily terminates the Collection Account Agreement, the Borrower shall cause the Collection Account Bank to be replaced by a successor acceptable to the Collateral Agent and shall deliver to the Collateral Agent duly executed counterparts of a Collection Account Agreement with such successor (or, if such successor is unwilling to sign an acceptable Collection Account Agreement, the Collection Account shall be, if acceptable to the Collateral Agent, established in the name of the Collateral Agent, as collateral agent) and copies of its instructions regarding payments to be made to such successor (which shall all be in form and substance satisfactory to the Administrator) prior to the effective date of such termination.
10.
TERMINATION EVENTS AND THEIR EFFECT
     a) Termination Events. Each of the following shall constitute a Termination Event under this Agreement:
          (i) Non-Payment of Loans, Etc. Borrower shall fail to make any payment when due of any principal of or interest on any Loan, or payment of any other amount payable by Borrower hereunder, including, without limitation, interest on any Loan or any Fees, or shall fail to make any deposit required to be made hereunder when due and any such failure shall remain unremedied for two Business Days after the Borrower, the Originator, the Servicer or Asta, has knowledge or notice thereof.

          (ii) Non-Compliance with Other Provisions. Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, the Security Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for five Business Days after the Borrower, the Originator, the Servicer or Asta has knowledge or notice thereof.
          (iii) Breach of Representations and Warranties. Any representation or warranty of Asta, the Servicer, the Originator or Borrower made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of Asta, the Servicer, the Originator or Borrower to the Administrator, the Collateral Agent or Lender for purposes of or in connection with this Agreement or any other Transaction Document (including, without limitation, any certificates delivered pursuant to Section 9.1.8(a) or (b) and any Periodic Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made.
          (iv) Bankruptcy. An Event of Bankruptcy shall have occurred and remained continuing with respect to Borrower, the Originator, the Servicer or Asta.
          (v) Borrowing Base Deficit. At any time the aggregate principal amount of all Loans outstanding hereunder shall exceed the Borrowing Base and such condition shall continue unremedied for two Business Days.
          (vi) Non-Payment of Other Indebtedness, etc. A default shall occur (after the expiration of any applicable cure periods and provided default is not waived) in the payment when due of any Indebtedness of Borrower, the Originator, the Servicer or Asta (or any Subsidiary thereof) having a principal amount in excess of $2,500,000 (or, in the case of the Originator or Borrower, $10,000) if the effect of such default is to cause or permit, with the giving of notice or lapse of time or both, the holder or trustee of such Indebtedness to accelerate the maturity of any such Indebtedness (including by way of any consensual re-scheduling of principal payments). For purposes of this Section 10.1.6, the termination or cancellation of a commitment to extend Indebtedness under an agreement as a result of a default thereunder shall constitute the “acceleration” of such Indebtedness.
          (vii) Tax Liens; ERISA Liens. The Internal Revenue Service shall file notice of a material lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of Borrower or the Pension Benefit Guaranty Corporation shall file notice of a material lien pursuant to Section 4068 of ERISA with regard to any of the assets of Borrower.
          (viii) Validity of Transaction Documents. (a) Any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower, the Originator, the Servicer or Asta, as applicable, (b) Borrower, the Originator, Asta, the Servicer or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (c) any security interest securing any Obligation shall, in whole or in part, cease to be a perfected first priority security interest.
          (ix) Change in Control. A Change in Control shall have occurred with respect to Borrower, the Originator, the Servicer or Asta.
          (x) Defaults Under Other Agreement. (a) A “Servicer Termination Event” (as defined therein) shall have occurred under the Servicing Agreement, (b) a “Sale Termination Event” (as defined therein) shall have occurred under the Sale Agreement or (c) a “Default” or a “Termination Event” (as defined therein) shall have occurred and be continuing under the Undertaking Agreement.
          (xi) Hedge Agreement. Borrower shall fail to comply with Section 9.1.10.
          (xii) Tangible Net Worth. The Tangible Net Worth of Asta and its consolidated subsidiaries shall be less than $150,000,000.

          (xiii) Leverage. The aggregate Indebtedness to equity ratio of Asta and its consolidated subsidiaries exceeds three to one, as of the last day of any Fiscal Quarter and as determined in accordance with GAAP.
     b) Effect of Termination Event.
     (1) Optional Termination. Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1.4), the Administrator may, and at the request of Lender shall, by notice to Borrower (with a copy to the Collateral Agent), declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.
     (2) Automatic Termination. Upon the occurrence of a Termination Event described in Section 10.1.4, all outstanding Loans and all other Obligations shall become immediately and automatically due and payable, all without presentment, demand, protest, or notice of any kind.
11.
THE SERVICER
     a) The Servicer. The servicing, administering and collection of the Receivables shall be conducted by the Person designated from time to time as Servicer under the Servicing Agreement. The Servicer agrees to perform its duties and obligations under, and pursuant to the terms of, the Transaction Documents. The Servicer agrees to permit the examinations and visits described in, and otherwise comply with, Section 9.1.3.
     b) Certain Agreements of the Servicer.
     (1) Change in Accepted Servicing Practices. The Servicer shall not, without the prior written consent of Administrator, make any change in, or alter or modify in any material respect, the Accepted Servicing Practices or the method of calculating the “cumulative collection curve” for each Receivable.
     (2) Agreement Not to Resign. The initial Servicer acknowledges that Lender, the Administrator, the Collateral Agent and the Liquidity Agent have relied on its agreement to act as Servicer hereunder and under the Servicing Agreement in their respective decisions to execute and deliver the respective Transaction Documents to which they are parties. In recognition of the foregoing, the initial Servicer agrees not to resign as “Servicer” voluntarily except under the circumstances described in, and in accordance with, the Servicing Agreement.
     (3) Designation of Servicer. Borrower agrees not to designate any Person other than the initial Servicer to act as “Servicer” (it being understood that Servicer may employ sub-servicers and agents in accordance with the Transaction Documents) without the prior written consent of the Administrator and the Liquidity Agent.
     (4) Termination. Except as otherwise provided in the Servicing Agreement, the authorization of the Servicer to act on behalf of Borrower under this Agreement and the other Transaction Documents shall terminate upon the replacement of the Servicer pursuant to the Servicing Agreement.
12.
ADMINISTRATOR AND COLLATERAL AGENT
     a) Authorization and Action. Pursuant to agreements entered into with the Administrator, Lender has appointed and authorized the Administrator to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrator by the terms hereof, together with such powers as are reasonably incidental thereto.
     b) Administrator’s and Collateral Agent’s Reliance, Etc. The Administrator, the Collateral Agent and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with the Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of the Administrator and the Collateral Agent: (a) may consult with legal counsel (including counsel for Borrower, Asta, the Originator or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Secured Party or any other holder of any interest in the Loans and shall not be responsible to any Secured Party or any such other holder for any statements, warranties or representations made in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document or to inspect the property (including the books and records) of any party thereto; (d) shall not be responsible to any Secured Party or any other holder of any interest in the Loans for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile or telex) in good faith believed by it to be genuine and signed or sent by the proper party or parties.
     c) The Liquidity Agent, the Collateral Agent, the Administrator and Affiliates. The Liquidity Agent, the Collateral Agent, the Administrator and any of their respective Affiliates may generally engage in any kind of business with Borrower, Asta, the Originator or the Servicer, any of their respective Affiliates and any Person who may do business with or own securities thereof, all as if they were not the Administrator, Collateral Agent and the Liquidity Agent, respectively, and without any duty to account therefor to any Secured Party or any other holder of an interest in the Collateral.
     d) Appointment and Powers of Collateral Agent. The Lender, on behalf of the Secured Parties hereby appoints the Collateral Agent as their agent hereunder and hereby authorize the Collateral Agent to take such action on their behalf and to exercise such rights, remedies, powers and privileges hereunder as are specifically authorized to be exercised by the Collateral Agent by the terms hereof, together with such rights, remedies, powers and privileges as are reasonably incidental thereto. The parties hereto agree that the Collateral Agent shall not be required to exercise any discretion or take any action or refrain from taking any action in its capacity as Collateral Agent, but shall only be required to act or refrain from acting in such capacity (and shall be fully protected in so acting or refraining from acting) upon the instruction of Administrator. The Collateral Agent shall be entitled to retain experts and to act in reliance upon the advice of such experts concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such experts selected by it. The relationship between the Collateral Agent and each of the Secured Parties is that of Collateral Agent and principal only, and nothing herein shall be deemed to constitute the Collateral Agent a trustee for any of the Secured Parties or impose on the Collateral Agent any obligations other than those for which express provision is made herein.
     If the Collateral Agent receives unclear or conflicting instructions, it shall be entitled to refrain from taking action until clear or non-conflicting instructions are received, but shall inform the instructing party or parties promptly of its decision to refrain from taking such action. Except as required by the specific terms of this Agreement, the Collateral Agent shall have no duty to exercise any right, power, remedy or privilege granted to it hereby, or to take any affirmative action hereunder, unless directed to do so by Administrator (and shall be fully protected in acting or refraining from acting pursuant to such directions which shall be binding on the Secured Parties), and shall not, without the prior approval of Administrator waive any default on the part of Borrower, Originator or the Servicer. Notwithstanding anything herein to the contrary, the Collateral Agent shall not be required to take any action (i) which the Collateral Agent has determined will expose the Collateral Agent to personal or financial liability, unless indemnified to its satisfaction, or (ii) which is contrary to this Agreement, the other Transaction Documents, or applicable law.
     The Collateral Agent shall be entitled to rely on any communication, instrument, paper or other document reasonably believed by it to be genuine and correct and to have been given, signed or sent by the proper Person or Persons. The Collateral Agent shall be entitled to assume that no Termination Event shall have occurred and be continuing, unless an officer of the Collateral Agent has actual knowledge thereof or the Collateral Agent has received written notice thereof from the Secured Parties.

     e) Collateral Agent and Employees of the Collateral Agent.
     (1) Notwithstanding anything herein or in any other Transaction Document to the contrary, the Collateral Agent shall have no obligation to take any action or follow any direction hereunder or under any other Transaction Document unless the Collateral Agent has been adequately (in the Collateral Agent’s sole discretion) indemnified for any costs, expenses and liabilities that may be incurred in connection therewith. Neither the Collateral Agent nor any of its directors, officers or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder or under any other Transaction Document, or in connection herewith or therewith, except that the Collateral Agent shall be liable for its gross negligence or willful misconduct; nor shall the Collateral Agent be responsible for the validity, effectiveness, value, sufficiency or enforceability against the Issuer of any Transaction Document. Notwithstanding any term or provision of any Transaction Document, the Collateral Agent shall incur no liability to the Borrower or the Secured Parties for any action taken or omitted by the Collateral Agent in connection with this Agreement or any other Transaction Document, except for the gross negligence or willful misconduct on the part of the Collateral Agent and, further, shall incur no liability to the Secured Parties except for gross negligence or willful misconduct in carrying out its duties to the Secured Parties. Subject to Section 12.5(d), the Collateral Agent shall be protected and shall incur no liability to any such party in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document reasonably believed by the Collateral Agent to be genuine and to have been duly executed by the appropriate signatory, and (absent actual knowledge to the contrary) the Collateral Agent shall not be required to make any independent investigation with respect thereto. The Collateral Agent shall at all times be free independently to establish to its reasonable satisfaction, but shall have no duty to independently verify, the existence or nonexistence of facts that are a condition to the exercise or enforcement of any right or remedy hereunder or under any other Transaction Document. The Collateral Agent may consult with counsel, and shall not be liable for any action taken or omitted to be taken by it hereunder or under any other Transaction Document in good faith and in accordance with the advice of such counsel, which advice shall be confirmed in writing. Except to the extent specifically provided herein, no party hereto shall make a claim against the Collateral Agent (or its Affiliates, directors, officers, members, managers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages under any claim for breach of contract or other theory of liability in connection with the Transaction Documents or the transactions contemplated thereby and the Borrower (and any Person claiming by or through the Borrower) hereby waives any claim for any such damages, whether or not accrued, known or suspected to exist in its favor.
     (2) No provision of this Agreement or any other Transaction Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any duties hereunder or in the exercise of any rights and powers hereunder or thereunder.
     (3) The Collateral Agent shall have the right at any time to seek instructions from any court of competent jurisdiction. The Collateral Agent may rely on the written advice of counsel and shall be held harmless for actions taken in reliance thereon.
     (4) The Collateral Agent makes no representation as to, and shall have no responsibility for, the correctness of any statement contained in, or the validity or sufficiency of, this Agreement or any other Transaction Document or any documents or instruments referred to in any Transaction Document or the sufficiency or effectiveness of any collateral assigned by any Transaction Document or as to or for the validity or collectibility of any obligation contemplated by any Transaction Document. In the absence of gross negligence on its part, the Collateral Agent shall be entitled to rely on any communication, instrument, paper or other document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall have no liability in acting, or omitting to act, where such action or omission to act is in reasonable reliance upon any statement or opinion contained in any such document or instrument. The Collateral Agent shall not be accountable for the use or application by any Person of disbursements properly made by the Collateral Agent in conformity with the provisions of the Transaction Documents.
     (5) The Collateral Agent may exercise any of its duties under any Transaction Document by or through agents or employees. The possession of the Collateral by such agents or employees shall be deemed to be the possession of the Collateral Agent.

     (6) The provisions of this Section shall survive the termination of this Agreement and the resignation of the Collateral Agent hereunder.
     f) Successor Agent. The Collateral Agent acting hereunder at any time may resign by an instrument in writing addressed and delivered, 30 days prior to the effectiveness of such resignation, to each of the Administrator, the Liquidity Providers, the Liquidity Agent, the Lender and the Borrower, and may be removed at any time for cause by an instrument in writing duly executed by or on behalf of the Administrator. Subject to the provisions hereof, the Administrator shall have the right to appoint a successor to the Collateral Agent upon any such resignation or removal, by an instrument of substitution complying with the requirements of applicable law, or, in the absence of any such requirements, without any formality other than appointment and designation in writing. Upon the making and acceptance of such appointment, the execution and delivery by such successor Collateral Agent of a ratifying instrument pursuant to which such successor Collateral Agent agrees to assume the duties and obligations imposed on the Collateral Agent by the terms of this Agreement, and the delivery to such successor Collateral Agent of the Collateral, and documents and instruments then held by the retiring Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the estate, rights, powers, remedies, privileges, immunities, indemnities, duties and obligations hereby granted to or conferred or imposed upon the retiring Collateral Agent, and one such appointment and designation shall not exhaust the right to appoint and designate further successor Collateral Agents hereunder. No removal or resignation of the Collateral Agent shall be effective unless and until a successor Collateral Agent has been duly appointed, and the appointment of such successor Collateral Agent has been accepted by such successor Collateral Agent. No Collateral Agent shall be discharged from its duties or obligations hereunder until the Collateral and documents and instruments then held by such retiring Collateral Agent shall have been transferred or delivered to the successor Collateral Agent in its capacity as bank or trust company, until such retiring Collateral Agent shall have executed and delivered to the successor Collateral Agent appropriate instruments substituting such successor Collateral Agent for purposes of this Agreement and assigning the retiring Collateral Agent’s interest in the Collateral, to the successor Collateral Agent. If no successor Collateral Agent shall be appointed, as aforesaid, or, if appointed, shall not have accepted its appointment, within 30 days after notice of resignation or removal of the retiring Collateral Agent, then, subject to the provisions hereof, the retiring Collateral Agent may appoint a successor Collateral Agent with the written consent of the Liquidity Agent and the Administrator. Each such successor Collateral Agent shall provide Borrower, the Administrator, the Lender, each Liquidity Provider and the Liquidity Agent with its address and telephone numbers. Notwithstanding the resignation or removal of any Collateral Agent hereunder, the provisions of this Article XII shall continue to inure to the benefit of such retiring Collateral Agent in respect of any action taken or omitted to be taken by such retiring Collateral Agent in its capacity as such while it was Collateral Agent under this Agreement.
     g) Delegation of Duties. The Administrator and Collateral Agent may execute any of their respective duties hereunder through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrator nor Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
13.
ASSIGNMENTS
     a) Restrictions on Assignments. Neither Borrower nor the Servicer may assign its rights hereunder or any interest herein without the prior written consent of the Lender, the Administrator and the Liquidity Agent, and Lender may not assign its rights hereunder, any Loan or the Lender Note (or any portion thereof) to any Person without the prior written consent of Administrator and the Liquidity Agent and, so long as no Termination Event has occurred and is continuing, Borrower (which consent shall not be unreasonable withheld or delayed); provided, however, that
     (a) Lender may assign all or any part of its rights and interests in the Transaction Documents, together with all or any part of its interest in the Loans, to the Liquidity Agent, to any Liquidity Provider, or to any “bankruptcy remote” or commercial paper special purpose entity the business of which is administered by the Administrator or the Liquidity Agent; and

     (b) Lender may assign and grant a security interest in all of its rights in the Transaction Documents, together with all of its rights and interest in the Loans, to its collateral agent, to secure Lender’s obligations under or in connection with the Commercial Paper Notes, the Liquidity Agreement, and certain other obligations of Lender incurred in connection with the funding of the Loans hereunder, which assignment and grant of a security interest shall not be considered an “assignment” for purposes of this Section 13.1 or, prior to the enforcement of such security interest, for purposes of any other provision of this Agreement.
     Within five Business Days after notice to Administrator and Liquidity Agent of any proposed assignment for which consent is required, Administrator and the Liquidity Agent agree to provide consent or non-consent thereto. If Administrator or Liquidity Agent does not consent to such an assignment by Lender, then Lender may immediately assign the Loan (or portion thereof) that was subject to such proposal to any Liquidity Provider or any Affiliate of any Liquidity Provider.
     b) Documentation. Any assignor shall deliver to each assignee an assignment, in such form as such assignor, the related assignee, Administrator and Liquidity Agent may agree, duly executed by such assignor, assigning any such Loan to the assignee, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in connection with such assignment, and to enable the assignee to exercise or enforce any rights in connection with such assignment.
     c) Rights of Assignee of Lender. Upon the foreclosure of any assignment of any Loans made for security purposes, or upon any other assignment of any Loan from Lender pursuant to this Article XIII, the respective assignee receiving such assignment shall have all of the rights of Lender hereunder with respect to such Loans and all references to Lender, as an Affected Party, in Section 6.1 shall be deemed to apply to such assignee.
     d) Notice of Assignment by Lender. Lender shall provide notice to Borrower of any assignment hereunder by Lender to any assignee (other than to a Liquidity Provider). Lender authorizes the Administrator to, and the Administrator agrees that it shall, endorse the Lender Note to reflect any assignments made pursuant to this Article XIII or otherwise.
14.
INDEMNIFICATION
     a) General Indemnity of Borrower. Without limiting any other rights which any such Person may have hereunder or under applicable law, Borrower hereby agrees to indemnify the Administrator, the Collateral Agent, the Liquidity Agent, Lender, each Liquidity Provider and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby or the use of proceeds therefrom by Borrower, including (without limitation) in respect of the funding of any Loan or in respect of any Receivable or other Collateral, excluding, however, Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party. Without limiting the foregoing, but subject to the exclusion proviso above, Borrower agrees to indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:
     (a) the grant of a security interest to the Collateral Agent pursuant to the Security Agreement;
     (b) the breach of any representation or warranty made by Borrower (or any of their respective officers) under or in connection with this Agreement or the other Transaction Documents, any Periodic Report or any other information, report or certificate delivered by Borrower pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

     (c) the failure to take any action necessary by Borrower to comply in any material way with any applicable law, rule or regulation with respect to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;
     (d) the failure to vest and maintain vested in the Collateral Agent a first-priority perfected security interest in all the Receivables or the other Collateral, free and clear of any Adverse Claim, other than an Adverse Claim arising solely as a result of an act of Lender or the Collateral Agent, or any assignee of Lender or the Collateral Agent;
     (e) the failure or delay in filing financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or other Collateral;
     (f) failure or delay in delivering any notices, obtaining any consents or recording any transfers or pledge necessary to perfect the ownership interest of the Borrower or security interest of the Collateral Agent, in the Receivables and other Collateral, free and clear of any Adverse Claim;
     (g) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
     (h) any tax or governmental fee or charge (but not including taxes upon or measured by net income or franchise taxes, in either case, imposed on the Person receiving such payment by the Borrower hereunder by the jurisdiction under whose laws such Person is organized or any political subdivision thereof), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the making, maintenance or funding, directly or indirectly, of any Loan, or any other interest in the Collateral; or
     (i) the commingling of the proceeds of the Receivables or other Collateral at any time by the Borrower, the Servicer or the Originator with other funds.
     b) [Reserved].
     c) Contribution. To the extent permitted by law, if for any reason the indemnification provided above in Section 14.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and Borrower, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and Borrower, on the other hand, as well as any other relevant equitable considerations.
15.
MISCELLANEOUS
     a) No Waiver; Remedies. No failure on the part of Lender, the Administrator, the Collateral Agent, the Liquidity Agent, any Indemnified Party or any Affected Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, during the continuance of a Termination Event, each of BMO, BMO CM and the Liquidity Providers is hereby authorized by Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by BMO, BMO CM or any Liquidity Provider, as applicable, to or for the credit or the account of Borrower, now or hereafter existing under this Agreement, to the Administrator, the Collateral Agent, the Liquidity Agent, any Affected Party, any Indemnified Party, or Lender or their respective successors and assigns. BMO, BMO CM or the Liquidity Provider, as applicable, shall provide notice to the Borrower of any setoff promptly thereafter.
     b) Amendments, Etc. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement and any exhibits or schedules hereto (except as otherwise provided herein) or the Lender Note shall in any event be effective unless the same shall be in writing and signed and delivered by each of the parties hereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     c) Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by overnight mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by overnight mail, one Business Day after having been given to such courier, and (c) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2 shall not be effective until received.
     d) Costs, Expenses and Taxes. In addition to its obligations under Section 14.1, Borrower agrees to pay on demand:
     (1) all reasonable out-of-pocket costs and expenses incurred by the Administrator, the Liquidity Agent, Lender, each Liquidity Provider and the Collateral Agent in connection with the negotiation, preparation, execution and delivery of this Agreement, the Lender Note, the other Transaction Documents (including any amendments or modifications or of supplements to the Liquidity Agreement or Program Documents entered into directly related to this Agreement) and any amendments, consents or waivers executed in connection therewith, including, without limitation (A) the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents, the Liquidity Agreement or (to the extent directly related to this Agreement) the Program Documents, and (B) subject to Section 9.1.3, all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants) incurred in connection with any audit of Borrower’s or the Servicer’s books and records, and (ii) all out-of-pocket costs and expenses incurred by the Administrator, the Liquidity Agent, Lender, each Liquidity Provider and the Collateral Agent in connection with the enforcement of, or any actual or claimed breach of, this Agreement, the Lender Note, the other Transaction Documents, the Liquidity Agreement and, to the extent directly related to this Agreement, the Program Documents (including any amendments or modifications of or supplements to the Program Documents directly related to this Agreement), including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred in connection therewith; and
     (2) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Notes, the other Transaction Documents, or (to the extent directly related to this Agreement) the Program Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
     e) Survivability. This Agreement shall be binding upon and inure to the benefit of Borrower, the Servicer, Collateral Agent, the Liquidity Agent, Lender, the Administrator, and their respective successors and assigns, and the provisions of Article VI and Article XIV shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XIII. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Commitment Termination Date when all Obligations have been finally and fully paid and performed. The rights and remedies with respect to any breach of any representation and warranty made by Borrower or the Servicer pursuant to Article VIII and the indemnification and payment provisions of Article XIV and Article VI, Sections 15.4 and 15.12 shall be continuing and shall survive any termination of this

Agreement and any termination of any initial Servicer’s rights to act as a “Servicer” hereunder or under any other Transaction Document.
     f) Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
     g) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     h) Governing Law. THIS AGREEMENT AND THE LENDER NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICT OF LAW PRINCIPLES OTHER THAN THOSE SET FORTH IN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.
     i) Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.
     j) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF BORROWER, ASTA, THE ORIGINATOR, THE SERVICER, THE ADMINISTRATOR, THE COLLATERAL AGENT, LENDER OR ANY OTHER AFFECTED PARTY. EACH OF BORROWER AND THE SERVICER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.
     k) No Proceedings.
     (1) Each of Borrower and the Servicer hereby agrees that it will not institute against Lender, or join any other Person in instituting against Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall be outstanding. The provisions of this Section 15.11 shall survive the termination hereof.
     (2) The Servicer hereby agrees that it will not institute or join any other Person in instituting against Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) until one year and one day after the date, following the Commitment Termination Date, on which all Loans and all other Obligations have been paid in full.
     (3) The provisions of this Section 15.11 shall survive the termination hereof.
     l) ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT

BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     m) Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE SERVICER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE SERVICER IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.
     n) Third Party Beneficiary. Each party hereto acknowledges and agrees that each Affected Party and Indemnified Party (not otherwise party hereto) is a third party beneficiary under this Agreement and shall have the full power to enforce its rights and benefits granted hereunder and thereunder.
     o) Confidentiality.
     (1) The Borrower and the Servicer each agrees to (and agrees to cause each of its Affiliates, each Seller and each subservicer to) maintain the confidentiality of the Transaction Documents (and the transactions contemplated thereby) in communications with third parties and otherwise; provided that the Transaction Documents (and the transactions contemplated thereby) may be disclosed (i) to the legal counsel and auditors of the Borrower and the Servicer if they agree to hold it confidential, (ii) the agent and the lenders under the IDB Loan Agreement, provided the agent and the lenders maintain such information confidential to the extent required under Section 11.8 of the IDB Loan Agreement and (iii) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party (including describing the transaction and filing material with the Securities and Exchange Commission); provided, further, that none of the Borrower, the Servicer nor any of their respective Affiliates, shall authorize or permit any press release or communication (whether verbal or in written format or otherwise) to third parties referring, directly or indirectly, to any of the Transaction Documents (or any of the transactions contemplated thereby), without the prior written consent of the Administrator (such consent not to be unreasonably withheld; it being understood and agreed that the Administrator’s consent shall not be considered to have been unreasonably withheld if such press release or communication identifies in any way the Administrator, the Lender, the Collateral Agent or the Liquidity Agent or any of their respective Affiliates).
     (2) The Lender, the Liquidity Agent, the Collateral Agent and the Administrator each agrees to maintain the confidentiality of all proprietary information with respect to the Borrower, the Servicer, the Originator or Asta or the Receivables furnished or delivered to it pursuant to this Agreement; provided, that such information may be disclosed (i) to such party’s legal counsel and auditors if they agree to hold such information confidential, (ii) to such party’s assignees and participants and potential assignees and participants (excluding, if a Termination Event has not occurred and is not continuing, direct competitors of Asta that are not banks or financial institutions) and their respective counsel if they agree to hold it confidential, (iii) to the Rating Agencies and the providers of credit enhancement or liquidity for the Lender, and (iv) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party; and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.
[signature pages begin on next page]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

PALISADES ACQUISITION XVI, LLC,
as Borrower

By:	/s/ Mitchell Cohen

Name:	Mitchell Cohen
Title:	Manager

Address:	210 Sylvan Avenue
Englewood Cliffs, NJ 07632
Attention:	Mitchell Cohen
Facsimile:	201-569-4595

PALISADES COLLECTION, L.L.C.,
as Servicer

By:	/s/ Mitchell Cohen

Name:	Mitchell Cohen
Title:	Manager

Address:	210 Sylvan Avenue
Englewood Cliffs, NJ 07632
Attention:	Mitchell Cohen
Facsimile:	201-569-4595

FAIRWAY FINANCE COMPANY, LLC,
as Lender

By:	/s/ Amy S. Keith

Name:	Amy S. Keith
Title:	Vice President

Address:	c/o Lord Securities Corporation
48 Wall Street, 27th Floor
New York, New York 10005
Attention:	Orlando Figueroa
Facsimile:	(212) 346-9012

BMO CAPITAL MARKETS CORP.,
as Administrator and as Collateral Agent

By:	/s/ John Pappano

Name:	John Pappano
Title:	Managing Director

Address:	115 S. LaSalle Street, Floor 13W
Chicago, Illinois 60603
Attention:	Conduit Administration
Telephone:	(312) 461-5640
Facsimile:	(312) 293-4908

BANK OF MONTREAL,
as Liquidity Agent

By:	/s/ Masami Hida

Name:	Masami Hida
Title:	Vice President

Address:	115 S. LaSalle Street, Floor 12W
Chicago, Illinois 60603
Attention:	Masami Hida
Telephone:	(312) 461-7280
Facsimile:	(312) 750-6057

Exhibit A
FORM OF BORROWING REQUEST
[To be Inserted]

Exhibit B
FORM OF LENDER NOTE

$226,638,000.00	March 5, 2007
     FOR VALUE RECEIVED, the undersigned, PALISADES ACQUISITION XVI, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of Fairway Finance Company, LLC (the “Lender”) on the Stated Maturity Date the principal sum of TWO HUNDRED TWENTY-SIX MILLION SIX HUNDRED THIRTY-EIGHT THOUSAND AND XX/100 DOLLARS ($226,638,000.00) or, if less, the aggregate unpaid principal amount of all Loans shown in the records of the Lender made by the Lender pursuant to that certain Receivables Financing Agreement, dated as of March 2, 2007 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Receivables Financing Agreement”), among the Borrower, Palisades Collection, L.L.C., the Lender, BMO Capital Markets Corp. (the “Administrator”) and Bank of Montreal.
     The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Receivables Financing Agreement.
     Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrator pursuant to the Receivables Financing Agreement.
     This Lender Note is the “Lender Note” referred to in, and evidences indebtedness incurred under, the Receivables Financing Agreement, and the holder hereof is entitled to the benefits of the Receivables Financing Agreement, to which reference is made for a description of the security for this Lender Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Lender Note and on which such indebtedness may be declared to be immediately due and payable. Unless otherwise defined, capitalized terms used herein have the meanings provided in the Receivables Financing Agreement.
     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

     THIS LENDER NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (WHICH SHALL BE DEEMED TO INCLUDE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

PALISADES ACQUISITION XVI, LLC,
as Borrower

By:
Name:
Title:

Exhibit C
FORM OF PERIODIC REPORT
[BMO/Asta to Prepare]

Exhibit D
LIST OF RECEIVABLES
     On file with BMO Capital Markets Corp., as Administrator and Collateral Agent.

Exhibit E
LIST OF SELLERS
Great Seneca Financial Corporation
Platinum Financial Services Corporation
Monarch Capital Corporation
Colonial Credit Corporation
Centurion Capital Corporation
Sage Financial Corporation
Hawker Financial Corporation

Schedule 8.1.17
PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS
     In addition to the representations, warranties and covenants contained in the Agreement, to induce Lender, Administrator, the Collateral Agent and Liquidity Agent to enter into the Agreement and, in the case of Lender, to make the Loans hereunder, the Borrower hereby represents, warrants, and covenants to Administrator, the Collateral Agent, Liquidity Agent and Lender as to itself as follows, and with respect to paragraphs 9 and 13 only, the Servicer, hereby represents, warrants and covenants to Administrator, the Collateral Agent, Liquidity Agent and Lender as to itself as follows on the date hereof and on each Distribution Date thereafter:
General
     16. The Security Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Collateral Agent, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Borrower.
     17. The Receivables, other than judgments, constitute “accounts” or “payment intangibles,” within the meaning of the UCC.
     18. The Collection Account constitutes a “deposit account” under the UCC.
Creation
     19. The Borrower owns and has good and marketable title to the Receivables free and clear of any Adverse Claim, excepting only liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the lien attaches is not impaired during the pendency of such proceeding.
     20. Originator has received all consents and approvals to the sale of the Receivables under the Sale Agreement to the Borrower required by the terms of the Receivables that constitute payment intangibles.
Perfection
     21. The Borrower has caused or will have caused, within ten days after the effective date of the Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables from Originator to the Borrower, and the security interest in the Receivables granted to the Collateral Agent under the Security Agreement; and all financing statements referred to in this paragraph contain a statement that: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Collateral Agent.”
     22. With respect to the Collection Account, either:
     (i) Originator or the Borrower has delivered to Collateral Agent a fully executed agreement pursuant to which the bank maintaining the Collection Account has agreed to comply with all instructions originated by the Collateral Agent or BMO CM, as collateral agent, directing disposition of the funds in the Collection Account without further consent by the Originator or the Borrower; or
     (ii) Originator or the Borrower has taken all steps necessary to cause the Collateral Agent or BMO CM, as collateral agent, to become the account holder of the Collection Account.
Priority

     23. Other than the transfer of the Receivables to the Borrower under the Sale Agreement and the security interest granted to the Collateral Agent pursuant to the Security Agreement, neither the Borrower nor Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or the Collection Account. Neither the Borrower nor Originator has authorized the filing of, or is aware of any financing statements against the Borrower or Originator that include a description of collateral covering the Receivables or the Collection Account other than any financing statement relating to the security interest granted to the Collateral Agent under the Security Agreement or that has been released or terminated.
     24. Neither the Borrower nor the Servicer is aware of any judgment, ERISA or tax lien filings against either the Borrower or Originator.
     25. The Collection Account is not in the name of any person other than the Borrower or the Collateral Agent. The Borrower has not consented to the bank maintaining the Collection Account to comply with instructions of any Person other than the Collateral Agent.
     26. Survival of Perfection Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the Perfection Representations contained in this Schedule shall be continuing, and remain in full force and effect until such time as all Obligations under the Agreement have been finally and fully paid and performed.
     27. No Waiver. The parties to the Agreement: (i) shall not, without obtaining the prior written consent of the Administrator, and providing the Rating Agencies with prompt written notice, waive any of the Perfection Representations; and (ii) shall provide the Ratings Agencies with prompt written notice of any breach of the Perfection Representations, and shall not, without obtaining the prior written consent of the Administrator waive a breach of any of the Perfection Representations.
     28. Servicer to Maintain Perfection and Priority. The Servicer covenants that, in order to evidence the interests of the Borrower and the Collateral Agent under the Agreement and the Security Agreement, Servicer shall take such action, or execute and deliver such instruments (other than effecting a Filing (as defined below) unless such Filing is effected in accordance with this paragraph) as may be necessary or advisable (including, without limitation, such actions as are requested by the Collateral Agent), to maintain and perfect, as a first priority interest, the Collateral Agent’s security interest in the Collateral. Servicer shall, from time to time and within the time limits established by law, prepare and present to the Collateral Agent for the Collateral Agent to authorize (based in reliance on the opinion of counsel hereinafter provided for) the Servicer to file, all financing statements, amendments, continuations, initial financing statements in lieu of a continuation statement, terminations, partial terminations, releases or partial releases, or any other filings necessary or advisable to continue, maintain and perfect the Collateral Agent’s security interest in the Collateral as a first-priority interest (each a “Filing”). Servicer shall present each such Filing to the Collateral Agent together with (x) an opinion of counsel to the effect that such Filing is (i) consistent with grant of the security interest to the Collateral Agent pursuant to the Security Agreement, (ii) satisfies all requirements and conditions to such Filing in the Agreement and (iii) satisfies the requirements for a Filing of such type under the UCC (or if the UCC does not apply, the applicable statute governing the perfection of security interests), and (y) a form of authorization for the Collateral Agent’s signature. Upon receipt of such opinion of counsel and form of authorization, the Collateral Agent shall promptly authorize in writing Servicer to, and Servicer shall, effect such Filing under the UCC without the signature of the Borrower or the Collateral Agent where allowed by applicable law. Notwithstanding anything else in the Transaction Document to the contrary, the Servicer shall not have any authority to effect a Filing without obtaining written authorization from the Collateral Agent in accordance with this paragraph 13.

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